Exhibit 10.1

CA, Inc.

Description of Amended Financial Planning Benefit

 Effective August 1, 2012, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of CA, Inc. (the “Company”) amended the Company’s financial planning benefit available to certain executive officers of the Company, which was originally approved by the Compensation Committee effective January 1, 2010. A third-party service provider retained by the Company will continue to provide the following services to certain executive officers of the Company:

1.	Tax planning and tax preparation;

2.	Estate planning;

3.	Investment planning;

4.	Insurance planning;

5.	Retirement planning; and

6.	Compensation and benefit planning.

In addition, the amended financial planning benefit now provides that certain executive officers who are non-U.S. residents may be reimbursed for comparable services obtained through their own financial advisors. The annual cost to the Company for each executive officer participating in this benefit continues to be approximately $18,000 plus reimbursement to the third-party service provider for certain incidental expenses.